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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

1.
The Registrant holds a 98.9899% limited partner interest in TC PipeLines Intermediate Limited Partnership.

2.
Through its interest in TC PipeLines Intermediate Limited Partnership, the Registrant holds a 30% general partner interest in Northern Border Pipeline Company.

3.
The Registrant holds a 98.9899% limited partner interest in TC Tuscarora Intermediate Limited Partnership.

4.
Through its interest in TC Tuscarora Intermediate Limited Partnership, the Registrant holds a 49% general partner interest in Tuscarora Gas Transmission Company.

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SUBSIDIARIES OF THE REGISTRANT